EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Immunicon Corporation of our report dated March 29, 2005, relating to the financial statements and financial statement schedule of Immunicon Corporation appearing in the Annual Report on Form 10-K of Immunicon Corporation for the year ended December 31, 2004 and the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

November 16, 2005